UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AZZ incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AZZ incorporated

University Centre I, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

June 2, 2006

Dear Shareholder:

The Board of Directors and Management cordially invite you to attend our Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Tuesday, July 11, 2006, at the City Club, President’s Room, D.R. Horton Tower, 301 Commerce, Fort Worth, Texas. The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

It is important that your shares be voted at the meeting in accordance with your preference. Please complete the proxy card located in the envelope’s address window by indicating your vote on the issues presented and sign, date and return the proxy in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

David H. Dingus

President and Chief Executive Officer

AZZ incorporated

University Centre I, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 11, 2006

Our Annual Meeting of Shareholders (the “Annual Meeting”) will be held on Tuesday, July 11, 2006, at 10:00 a.m., local time, at the City Club, President’s Room, D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas for the following purposes:

(1) to elect three directors to hold office, each for a term of three years;

(2) to transact any other business as may properly come before the Annual Meeting or any adjournment.

Only shareholders of record at the close of business on May 15, 2006 will be entitled to vote at the Annual Meeting. A copy of our Annual Report to Shareholders for the year ended February 28, 2006 is enclosed with this Notice and Proxy Statement, but it does not form a part of our soliciting material.

To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors,

Dana L. Perry,

Corporate Secretary

June 2, 2006

Fort Worth, Texas

PLEASE PROMPTLY SUBMIT YOUR PROXY BY MAIL

WHETHER OR NOT YOU INTEND

TO BE PRESENT AT THE ANNUAL MEETING.

AZZ incorporated

University Centre I, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 11, 2006

The board of directors of AZZ incorporated is soliciting proxies for the 2006 Annual Meeting of Shareholders (the “Annual Meeting”). You are receiving this proxy statement because you own shares of AZZ common stock that entitle you to vote at the meeting. By use of a proxy, you can vote on the matters to be decided at the meeting without actually attending the meeting in person. Simply complete, sign, date and return the enclosed proxy card in the envelope provided, and your shares will be voted at the meeting in accordance with your instructions. If no instructions are given on your proxy card with respect to a matter to be voted on, your shares will be voted in accordance with the recommendation of the board of directors contained in this proxy statement. Submitting your proxy by mail will not affect your right to attend the meeting and vote in person.

If you submit your proxy but later decide to change or revoke the instructions you provided, you may do so at any time before the proxies are voted at the meeting by notifying our corporate secretary in writing at University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107 that you wish to revoke your proxy, by delivering a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person. Please note, however, that attendance at the Annual Meeting will not, in and of itself, result in your proxy being revoked.

AZZ will begin sending this proxy statement and the enclosed proxy card to our shareholders on or about June 2, 2006.

ELECTION OF DIRECTORS

Our bylaws, as amended to date, provide that the board of directors will consist of twelve members, classified into three classes, each class consisting of four directors, the members of which will serve three-year staggered terms. We currently have ten directors, and there are two vacancies which will continue after the Annual Meeting. The four directors previously elected to serve until the 2007 Annual Meeting of Shareholders and the three directors previously elected to serve until the 2008 Annual Meeting of Shareholders will continue to serve out those terms.

The board of directors has nominated the three directors who were elected at the 2003 Annual Meeting of Shareholders and whose terms expire at this year’s Annual Meeting for election to another three year term expiring at the 2009 Annual Meeting. In order to be elected, a nominee for director must receive a plurality of the votes properly cast at the meeting in person or by proxy. Therefore, the three nominees who receive the most votes will be elected, provided that a quorum is present at the meeting.

Each of the nominees has consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the board of directors. However, the board has no reason to anticipate that any of the nominees will not be able to serve, if elected. After the 2006 Annual Meeting, the board will continue to have one vacancy among the group of directors whose term expires at the 2008 Annual Meeting and one vacancy among the group of directors whose term expires at the 2009 Annual Meeting.

Nominees for Terms Continuing to 2009

David H. Dingus, 58, has been a director of AZZ since 1999. Mr. Dingus has served as AZZ’s president and chief executive officer since 2001, and served as president and chief operating officer from 1998 to 2001.

Dana L. Perry, 57, has been a director of AZZ since 1992. Mr. Perry has served as AZZ’s senior vice president of finance, chief financial officer and secretary since January, 2005, and, prior to that, served as vice president of finance, chief financial officer and assistant secretary.

Daniel E. Berce, 52, has been a director of AZZ since 2000. Mr. Berce has been president and chief executive officer of AmeriCredit Corp. since August 2005 and served as president of AmeriCredit Corp. from April 2003 to August 2005 and as vice chairman and chief financial officer of AmeriCredit prior to that. He serves on the board of directors of AmeriCredit, Corp., a publicly held national automobile consumer finance company, Curative Health Services Inc., a publicly held company that provides specialty healthcare services, and Cash America International, Inc., a publicly held provider of specialty financial services.

Directors With Terms Expiring 2008

Martin C. Bowen, 62, has been a director of AZZ since 1993. Mr. Bowen has been vice president and chief financial officer of Fine Line, a privately held investment holding company, for over five years. Mr. Bowen is a director of Encore Acquisition Company, a publicly held company, engaged in the acquisition, development and production of oil and natural gas reserves.

Sam Rosen, 70, has been a director of AZZ since 1996. Mr. Rosen has been a partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. since 1966, and is a director of GAINSCO, INC., a publicly held insurance holding company.

Kevern R. Joyce, 59, has been a director since 1997. Mr. Joyce has been senior advisor to ZTEK Corporation since 2003. Mr. Joyce was president, chief executive officer and chairman of Texas New Mexico Power Company from 1994 to 2001, and senior advisor to that company until 2003.

Directors With Terms Expiring 2007

R. J. Schumacher, 77, has been a director of AZZ since 1986. He has been chairman and a director of Texland Petroleum, Inc., a privately held company engaged in oil and natural gas exploration and production, since 1998, and served as president, chief executive officer, and a director of that company from 1973 to 1998.

Dr. H. Kirk Downey, 63, has been a director of AZZ since 1992. Dr. Downey currently is an independent business consultant and investor. Dr. Downey served as professor of management, dean and associate provost for academic affairs at Texas Christian University from 1983 to 2000. Dr. Downey is also chairman and a member of the board of trustees of LKCM Funds, a publicly held family of mutual funds.

Daniel R. Feehan, 55, has been a director of AZZ since 2000. Mr. Feehan has served as president and chief executive officer of Cash America International, Inc., a publicly held provider of specialty financial services, since 2000. Prior to that, he served as president and chief operating officer of Cash America. Mr. Feehan is also a director of Cash America and RadioShack Corporation, a publicly held company in the retail consumer electronic goods and services business.

Robert H. Johnson, 81, rejoined AZZ’s Board in September of 2003. He previously served as a director from 1965 until the 2003 annual shareholders meeting, when he did not stand for re-election. Mr. Johnson is a financial consultant and a certified public accountant.

The Board of Directors Recommends That You Vote “FOR” Each of the Nominees Listed Above Under the Heading “Nominees For Terms Continuing To 2009” For Terms Continuing Until the 2009 Annual Meeting.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,

DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes very strongly that good corporate governance is a prerequisite to achieving business success. The board of directors has adopted formal, written Corporate Governance Guidelines designed to strengthen our corporate governance. In 2003, the board amended those guidelines to meet new requirements of the U.S. Securities and Exchange Commission and The New York Stock Exchange. Among other things, the enhanced guidelines contain standards for determining whether a director is independent. The board also adopted a Code of Ethics applicable to all of our directors, officers and employees, and charters for each of the board’s committees. The nominating and corporate governance committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and Code of Ethics at least annually, and recommending any proposed changes to the full board for its approval. The AZZ incorporated Corporate Governance Guidelines, Code of Ethics and charters for the audit, compensation and nominating and corporate governance committees are available on our web site at www.azz.com, under the heading Investor Relations—Corporate Governance.

Director Independence

It is our policy that the board of directors will at all times consist of a majority of independent directors. In addition, all members of the audit committee, compensation committee and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy the independence requirements established by the NYSE and the SEC. The board will consider and apply all facts and circumstances relating to a director in determining whether that director is independent. The board has determined that all of the current members of the board of directors are independent except for directors David H. Dingus and Dana L. Perry.

Directors’ Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

Our board of directors met five times during fiscal year 2006. Each director attended at least 75% of the total number of board meetings and meetings of the board committee or committees on which he served during fiscal year 2006. Although we have no formal policy on the matter, all directors are encouraged to attend, and typically have attended, our Annual Meeting of Shareholders. Last year, nine of our ten directors attended our annual meeting.

Fees Paid to Directors

Each director who was not an AZZ employee received the following cash compensation for services to the board during fiscal year 2006:

•	a fee of $10,800;

•	$1,500 for each quarterly meeting of the board of directors he attended;

•	$500 for each special meeting of the board of directors he attended; and

•	$1000 for each committee meeting he attended. The audit committee fees were increased to $1,500 per meeting effective at the August 2005 meeting.

The chairman of the compensation committee and nominating committee and corporate governance committee of the board of directors each received additional cash compensation of $1,500 during fiscal 2006, the chairman of the audit committee received additional cash compensation of $2,375 during fiscal 2006, and Director Downey received additional cash compensation of $60,000 for serving as independent chairman of our board of directors.

Under our 1999 Independent Director Share Ownership Plan, each independent director was granted 500 shares of common stock after each annual meeting of the shareholders after which he continued to serve as a director beginning with the 1999 Annual Meeting and continuing until the 2004 Annual Meeting, at which time the number of shares granted increased to 1,000. Under the plan, each newly elected independent director who has not previously served on the board of directors, whether elected by the board or the shareholders, is granted the number of shares the board deems appropriate, but not less than 1,000 shares of common stock, or if less, common stock having a value of $15,000. Grants under the plan terminate as to each independent director when a total of 5,000 shares have been granted to him. During his tenure on the board, each director is to retain a number of shares of common stock equal to at least one-half the number of shares granted pursuant to the plan. Additionally, stock appreciation rights (SAR’s) have been granted from time to time to our independent directors. During fiscal 2006, 2,310 SAR’s were granted to each non-management director.

Board Committees

There are three standing committees of the board of directors. They are the nominating and corporate governance committee, the audit committee and the compensation committee. A brief description of each committee’s function, the number of meetings held last fiscal year and the names of the directors who are members of the committees follows.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is responsible for considering and making recommendations to the board regarding nominees for election to the board and the membership of the various board committees. The committee was also responsible for establishing and is responsible for overseeing the AZZ incorporated Corporate Governance Guidelines and the AZZ incorporated Code of Ethics described earlier in this proxy statement, as well as the Director Nomination Process which is set forth below. The nominating and corporate governance committee met on three occasions during the last fiscal year. Committee members are Directors Downey (chairman), Rosen and Bowen.

Audit Committee.    The audit committee provides assistance to the board in overseeing AZZ’s accounting, auditing, financial reporting and systems of internal controls regarding finance and accounting. As part of its duties, the audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. The committee also reviews our quarterly and year-end financial statements. The audit committee held nine meetings during the last fiscal year. Audit committee members are Directors Feehan (chairman), Schumacher, Berce and Johnson. The board of directors has determined that each member of the audit committee is an audit committee financial expert, as defined by the SEC, and has accounting or related financial management expertise within the meaning of NYSE listing standards.

Compensation Committee.    The compensation committee establishes, amends and oversees AZZ’s incentive-based compensation plans and sets compensation for our chief executive officer, our other executive officers and other senior management. It also oversees the administration of other compensation and benefit plans and recommends to the board compensation of our directors and changes in or the establishment of compensation and benefit plans for our employees. The committee held five meetings during the last fiscal year. Compensation committee members are Directors Downey (chairman), Berce and Joyce.

Meetings of Independent Directors without Management Present

To empower our independent directors to serve as a more effective check on management, our independent directors meet at regularly scheduled executive sessions without members of AZZ’s management present. The independent directors met without management present four times last fiscal year. Executive Sessions ordinarily are held in conjunction with quarterly scheduled board meetings. Dr. Downey, as our independent chairman of the board, presides over these meetings.

Procedures for Communicating with Directors

The board of directors has established a process by which shareholders can send communications to board members. Shareholders can send written communications to one or more members of our board, addressed to:

Dr. H. Kirk Downey

Chairman, Nominating and Corporate Governance Committee

AZZ incorporated

University Centre 1, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

Communications are distributed to the board or to the individual director or directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the communication. Communications that are not related to the duties and responsibilities of the board will not be distributed, including:

•	spam;

•	junkmail and mass mailings;

•	product or service complaints;

•	product or service inquiries;

•	new product or service suggestions;

•	resumés and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal, although any communication that is filtered out is available to any independent director upon request.

Director Nomination Process

Board Member Qualification Criteria.

The nominating and corporate governance committee has adopted Board Member Qualification Criteria, which set forth the attributes and qualifications considered by the committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	management and leadership experience;

•	relevant knowledge and diversity of background and experience; and

•	personal and professional ethics, integrity and professionalism.

The committee also believes that the board should be composed of individuals who have achieved a high level of distinction in business, law, education or public service and who possess one or more of the following specific qualities or skills:

•	financial expertise;

•	general knowledge of the galvanizing services and/or electrical and industrial products industry;

•	legal or accounting experience; and

•	CEO, CFO or other senior management experience.

Internal Process for Identifying Candidates.

Members of the nominating and corporate governance committee or other AZZ directors or executive officers may, from time to time, identify potential candidates for nomination to our board. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of the Board Member Qualification Criteria and the projected needs of the board at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, as well as providing background information on potential nominees and interviewing and screening nominees if requested to do so by the committee.

Shareholder Recommendations for Directors

The committee will consider candidates recommended by shareholders for election to our board. A shareholder who wishes to recommend a candidate for evaluation by the committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, AZZ incorporated, University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107.

In order for a candidate proposed by a shareholder to be considered by the committee for inclusion as a board nominee at the 2007 Annual Meeting, the candidate must meet the Board Member Qualification Criteria described above and must be expressly interested and willing to serve as an AZZ director. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on March 14, 2007. Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted shareholder recommendations to the chairman of the committee. Individuals recommended to the committee by shareholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

Section 8 of Article III of our by-laws also permits a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated by the board of directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in the by-laws. To comply with the advance notice provision of the by-laws, a shareholder who wishes to nominate a director at the 2007 Annual Meeting must provide AZZ written notice no earlier than April 27, 2007 and no later than May 22, 2007. You may contact our corporate secretary to obtain the specific information that must be provided with the advance notice.

Nominees for Election at the 2006 Annual Meeting

No nominee for election to the board of directors at our 2006 Annual Meeting of Shareholders was recommended by shareholders or groups of shareholders owning more than 5% of our common stock for election to our board of directors.

Security Ownership of Management

The following table indicates the ownership on April 30, 2006, of AZZ’s common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
common stock	Dana L. Perry	144,836	(2)	2.5%
common stock	David H. Dingus	142,804	(3)	2.4%
common stock	Kevern R. Joyce	39,055	(4)	*
common stock	R.J. Schumacher	25,885	(5)	*
common stock	Sam Rosen	23,631	(6)	*
common stock	Fred L. Wright	17,596	(7)	*
common stock	C.H. Watson	15,179	(8)	*
common stock	Daniel E. Berce	13,500	(9)	*
common stock	Martin C. Bowen	8,600	(10)	*
common stock	Daniel R. Feehan	8,500	(11)	*
common stock	John V. Petro	8,006	(12)	*
common stock	Dr. H. Kirk Downey	6,600	(13)	*
common stock	Robert H. Johnson	2,500		*
common stock	All Current Directors and Executive Officers as a Group	472,603		8%

*	Indicates ownership of less than 1%.
(1)	Except as otherwise indicated, each person named in the table has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percent of voting stock held is based upon 5,780,786 shares outstanding as of April 30, 2006, except for persons who hold options that may be exercised within 60 days of April 30, 2006. The percentage of voting stock held by persons who hold options that may be exercised within 60 days is based upon the same 5,780,786 shares outstanding on April 30, 2006 plus the number of shares that may be acquired by that person through exercise of options exercisable within 60 days of that date.
(2)	Includes 29,543 shares Mr. Perry has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1998 Incentive Stock Option Plan and 2001 Long-term Incentive Plan and 133 shares of common stock held in AZZ’s defined contribution plan for the account of Mr. Perry as beneficiary.
(3)	Includes 107,804 shares Mr. Dingus has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1998 Incentive Stock Option Plan and 2001 Long-Term Incentive Plan.
(4)	Includes 14,500 shares Mr. Joyce has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1991 Nonstatutory Stock Option Plan and 2001 Long-Term Incentive Plan.
(5)	Includes 14,000 shares Mr. Schumacher has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1997 Nonstatutory Stock Option Plan and 2001 Long-Term Incentive Plan.
(6)	Includes 14,000 shares Mr. Rosen has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1997 Nonstatutory Stock Option Plan and 2001 Long-Term Incentive Plan.
(7)	Includes 15,180 shares Mr. Wright has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 2001 Long-Term Incentive Plan.
(8)	Includes 15,179 shares Mr. Watson has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1998 Incentive Stock Option Plan and 2001 Long-Term Incentive Plan.

(9)	Includes 4,000 shares Mr. Berce has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 2001 Long-Term Incentive Plan.
(10)	Includes 4,000 shares Mr. Bowen has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 1997 Nonstatutory Stock Option Plan and 2001 Long-Term Incentive Plan.
(11)	Includes 4,000 shares Mr. Feehan has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 2001 Long-Term Incentive Plan.
(12)	Includes 8,006 shares Mr. Petro has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 2001 Long-Term Incentive Plan.
(13)	Includes 2,000 shares Dr. Downey has the right to acquire within sixty (60) days of April 30, 2006, pursuant to the exercise of stock options granted under AZZ’s 2001 Long-Term Incentive Plan.

Security Ownership of Certain Beneficial Owners

The following table indicates the ownership by each person who is known by us to own beneficially as of April 30, 2006 five percent or more of our common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
common stock	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109,	539,100	(1)	9.7%

common stock	Babson Capital Management LLC 470 Atlantic Avenue Boston, MA 02210	457,200	(2)	8.1%

common stock	Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	399,100	(3)	7.1%

common stock	First Manhattan Co. 437 Madison Ave. New York, NY 10022	371,600	(4)	6.6%

common stock	Dalton Greiner Hartman Maher & Co. 565 Fifth Ave., Suite 2101 New York, NY 10017	367,200	(5)	6.6%

common stock	Dimensional Fund Advisors Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	351,132	(6)	6.3%

(1)

Based on information set forth in a Schedule 13G filed on February 14, 2006, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 539,100 shares or 9.651% of the common stock outstanding of AZZ as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 539,100 shares or 9.651% of AZZ common stock outstanding. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 539,100 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of

Series B shares. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(2)	Based on information set forth in a Schedule 13G filed on January 13, 2006, these shares were beneficially owned by Babson Capital Management LLC, with sole dispositive power over 457,200 shares and with sole voting power over 443,200 shares and shared voting power over 14,000 shares.
(3)	Based on information set forth in a Schedule 13G filed on February 14, 2006, these shares were beneficially owned by Jeffrey L. Gendell with shared power to vote, dispose or direct disposition of the shares.
(4)	Based on information set forth in a Schedule 13G filed on February 10, 2006, these shares were beneficially owned by First Manhattan Co., with the sole dispositive power over 193,900 shares and shared dispositive power over 177,700 shares, and sole voting power over 193,900 shares and shared voting power over 158,300 shares.
(5)	Based on information set forth in a Schedule 13G filed on February 10, 2006, these shares were beneficially owned by Dalton Greiner Hartman Maher & Co. with sole power to vote, dispose or direct disposition of the shares.
(6)	Based on information set forth in a Schedule 13G filed on February 1, 2006, Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to in this note as the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the issuer described in the Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the issuer held by the Funds. Dimensional disclaims beneficial ownership of the securities. In addition, the Schedule 13G specifically provides that its filing should not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any purposes other than Section 13 (d) of the Securities Exchange Act of 1934.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of our common stock or other equity securities. Our officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners during the last fiscal year were observed.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation with respect to the past three fiscal years for services rendered in all capacities to AZZ and our subsidiaries by our chief executive officer and our four other most highly compensated executive officers.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year Ending	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)(2)	Long- Term Incentive Payouts ($)	All Other Compensation ($)(3)
D.H. Dingus, President and Chief Executive Officer	2006 2005 2004	375,000 360,500 350,000	328,125 209,090 77,428	— — —	— — —	30,700 30,700 57,860	— — —	6,250 6,611 3,668

D.L. Perry, Senior Vice President of Finance, Chief Financial Officer	2006 2005 2004	210,000 201,880 196,000	147,000 93,672 43,360	— — —	— — —	7,100 7,100 13,375	— — —	5,999 6,175 5,368

F. L. Wright, Jr. Senior Vice President Galvanizing Services	2006 2005 2004	190,000 183,000 178,000	152,000 114,924 70,002	— — —	— — —	6,740 6,740 17,596	— — —	4,015 4,996 3,903

J. V. Petro Vice President/Electrical and Industrial Products Segment	2006 2005 2004	190,000 183,000 178,000	127,680 54,168 33,898	— — —	— — —	6,740 6,740 17,596	— — —	6,234 6,068 5,112

C. H. Watson Vice President of Sales/ Electrical Products Group	2006 2005 2004	168,000 161,250 150,000	82,656 39,184 30,258	— —	— —	6,740 6,740 17,596	— —	3,536 3,888 3,034

(1)	The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.
(2)	Represents stock options granted to the named executives in fiscal year 2004. There were no options granted to the named executives during fiscal years 2005 and 2006. In lieu of stock options, the compensation committee provided long-term incentive compensation in the form of stock appreciation rights (SAR’s) during fiscal years 2005 and 2006.
(3)	Represents the contribution made to the named executive’s account in AZZ’s Employee Benefit Plan and Trust.

Employment Related Contracts, Severance and Change-in-Control Agreements.

AZZ has entered into employment agreements with our key executives, Messrs. Dingus and Perry. Each of the employment agreements is for a term of thirty-six months from March 1, 2001 and is automatically extended for additional one year periods on each anniversary of that date unless either party gives written notice to the other at least thirty days in advance of an anniversary date. Mr. Dingus’s employment agreement provides an annual base salary of $390,000, permits him to participate annually in an incentive bonus plan and originally provided long term incentive compensation in the form of annually granted options to purchase shares of our common stock having an aggregate value of $641,667 on the date of grant. Mr. Perry’s employment agreement provides an annual base salary of $218,000, permits him to participate annually in an incentive bonus plan and originally provided long term incentive compensation in the form of annually granted options to purchase shares of our common stock having an aggregate value of $148,333 on the date of grant. The stock options under both employment agreements vest twenty percent on the date of grant and twenty percent on each of the first four anniversaries of the date granted, and are exercisable over a term of ten years from the date of grant at the closing price of our common stock on The New York Stock Exchange on the date of grant. By agreements entered into in May of 2003, Messrs. Dingus, Perry and AZZ agreed to a revision of the stock option provisions of their employment agreements providing that in the future they may receive stock options grants under terms, if any, as our board deems appropriate. In lieu of stock options, the compensation committee provided long-term incentive compensation in the form of stock appreciation rights during fiscal year 2005 and 2006. The employment agreements of Messrs. Dingus and Perry permit termination for cause with payment of salary accrued to the date of termination. In the event of termination without cause, both employment agreements require payment of an amount equal to base salary for a period from the date of termination to the end of the term of the employment agreement, but in any event for a period of at least twenty-four months, and payment of any amounts accrued under any employee plan.

All of the executives named in the Summary Compensation Table on page 11 of this Proxy Statement have entered into agreements with AZZ providing for payments to them following a “change in control” of AZZ. Each agreement generally provides that any employment agreement shall terminate in the event of a change in control, no termination pay shall be due as a result of such contract termination, the executive will receive the payment called for by his change in control agreement, and his employment status after the change in control will be subject to negotiation between the executives and the board as it is constituted after the change in control.

Under the change in control agreements entered into by Messrs. Dingus and Perry, a payment equal to 2.99 times their “base amount” as that term is used in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, will be made to them upon completion of a period of service by them in connection with the transition of control. That term will extend for a period of one year from the occurrence of a change in control or, if shorter, until the termination of their employment by reason of total disability, death, termination by AZZ for any reason other than for good cause or voluntary termination by the executive for good reason, as defined in the change in control agreements. Under the change in control agreements with the other named executives, those executives will receive, in the event of a change in control, a payment equal to two times their base salary if, within two years following a change in control, they are terminated by AZZ for reasons other than cause or if the executive terminates employment for good reason.

AZZ also has a cash incentive compensation program that is designed to encourage the named executives to contribute their best efforts and management skills in an effort to help us achieve our goals for the current fiscal year. Each participant in the plan is assigned one or more objective goals taken from AZZ’s budget for the current year. Our success in reaching those goals determines the size of the cash incentive bonus received by each participant. For Messrs. Dingus and Perry, whose responsibilities are company-wide, the primary factor in calculating the bonus is diluted earnings per share, but approximately 30% of the bonus is based on a subjective evaluation by the compensation committee of their individual performance during the year. The determining factors for Messrs. Wright, Petro, and Watson, whose responsibilities relate, in the case of Mr. Wright, to AZZ’s Galvanizing Service Segment and, in the case of Mr. Petro, to the Electrical and Industrial Products Segment, and

in the case of Mr. Watson to the Electrical Products Group of our Electrical and Industrial Products Segment, include not only diluted earnings per share but also revenue, operating income or return on assets for their respective segments. Bonuses under the management incentive compensation plan may not exceed 100% of base salary for Mr. Dingus, 80% of base salary for Messrs. Perry, Wright and Petro, and 60% of base salary for Mr. Watson. The maximum bonus is reached by the named executives by achieving an average performance level of 125% of their performance goals. The compensation committee has authority to increase or decrease the amount of the cash incentive bonus determined by the plan formula in order to recognize the effects on performance targets resulting from efforts to enhance either short term or long term shareholder value.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information with regard to stock appreciation rights granted during the fiscal year ended February 28, 2006 to the executives named in the Summary Compensation Table. There were no options granted to the named executives during fiscal 2006.

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($ per share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option/SARs Term ($)
					5% (g)	10% (h)
(a)	(b)	(c)	(d)	(f)
D.H. Dingus	30,700	27.6%	15.96	4/5/2008	77,232	162,181
D.L. Perry	7,100	6.4%	15.96	4/5/2008	17,861	37,508
F.L. Wright	6,740	6.1%	15.96	4/5/2008	16,596	35,606
J.V. Petro	6,740	6.1%	15.96	4/5/2008	16,596	35,606
C.H. Watson	6,740	6.1%	15.96	4/5/2008	16,596	35,606

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to the exercise of stock options by the executive officers named in the Summary Compensation Table during the last fiscal year, and the number and value of exercisable and unexercisable stock options and SARs held by those officers at February 28, 2006.

	Shares Acquired on Exercise (#)	Value Realized(1)($)	Number of Securities Underlying Unexercised Options/SAR’s at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SAR’s at Fiscal Year-End(2)($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
D.H. Dingus	9,000	36,720	107,804	72,972	540,253	570,411
D.L. Perry	0	0	29,543	16,875	178,974	131,905
F.L. Wright, Jr.	17,299	165,658	15,180	17,000	59,283	146,053
J.V. Petro	17,300	118,973	8,006	17,000	59,278	146,053
C.H. Watson	19,300	198,780	15,179	17,000	59,278	146,053

(1)	Computed as the difference between the option exercise prices and the market price of the common stock at the date of exercise.
(2)	Computed as the difference between the option exercise prices and $22.79 (the closing price of the common stock at fiscal year-end).

Equity Compensation Plans

The following table provides a summary of information as of February 28, 2006, relating to our equity compensation plans in which our common stock is authorized for issuance.

Equity Compensation Plan Information

	(a)		(b)	(c)
	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by Shareholders(1)	377,388	(3)	$15.81	122,651	(2)
Total:	377,388		$15.81	122,651

(1)	Consists of the 2001 Long-Term Incentive Plan, the 1998 Incentive Stock Option Plan, the 1997 Non-Statutory Stock Option Grants, and the 1991 Non Statutory Stock Option Plan. For further information, see Note 9, to our “Notes to Consolidated Financial Statements” of our Annual Report on Form 10-K for the year ended February 29, 2006.
(2)	Consists of 103,151 shares remaining available for future issuance under the 2001 Long- Term Incentive Plan and 19,500 shares under the 1997 Non Statutory Stock Option Grants.
(3)	The average term of outstanding options is 5.1 years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our compensation committee is composed of Directors Downey (chairman), Berce and Joyce. Under the compensation committee charter, the compensation committee is delegated broad authority to determine the compensation and benefits paid to AZZ’s key management personnel, including the executives named in the Summary Compensation Table on page 10 of this proxy statement, and is directed to take into account during its deliberations the following goals:

•	provision of incentives and rewards that will attract and retain highly qualified and productive people;

•	motivation of employees to high levels of performance;

•	differentiation of individual pay based on performance;

•	consideration of external competition for management talent and internal equity among employees; and

•	alignment of company, employee and shareholder interests.

In order to meet these goals, the compensation committee strives to develop compensation packages for our executives made up of a balanced combination of base salary, annual incentive bonus and long term compensation. The compensation of our executive officers, including the employment agreements with our chief executive officer and chief financial officer, each address these forms of compensation. In setting executives’ compensation, our committee reviews the total remuneration that each respective officer potentially could receive over the next several years, under scenarios contemplating the executive’s continued employment or retirement during the period. Under its charter, the committee has the authority to engage an outside consulting firm to assist the committee in its evaluation of executives’ compensation, although it did not do so during fiscal year 2006.

Base Salary.    Base salary is based primarily upon AZZ’s competitiveness in our industry segments, our profitability and the individual performance of the executive during that year. Our committee believes that the base salaries paid to the chief executive officer and other executives during fiscal year 2006 were both fair and reasonable.

Annual Incentive Compensation.    The purpose of the annual cash incentive compensation plan for our executive officers is to encourage the executives to achieve predetermined objectives. While the incentive compensation payable to other executives was determined for fiscal 2006 based on attainment of quantitative goals within their business units, the incentive compensation of the chief executive officer and the chief financial officer was determined based in part on diluted earnings per share but also in part on a qualitative evaluation by the compensation committee of their individual performance. Target incentives are expressed as a percentage of the base salary of our executives and are competitive when compared to our peer group.

Long Term Incentive Compensation.    The compensation packages of our executive officers include long term compensation in the form of stock appreciation rights. During fiscal year 2006, rights were granted under our Fiscal Year 2006 Stock Appreciation Rights Plan for Key Employees, which are all settled in cash. Subject to accelerated vesting under certain limited circumstances described in the plan, rights granted under the plan during last fiscal year will vest upon the public release of AZZ’s financial results for fiscal year 2008. Each right has a base value equal to the average closing price of our common stock on The New York Stock Exchange for the 90 day period following the end of fiscal year 2008. The provisions of the employment agreements for our chief executive officer and our chief financial officer relating to long term compensation have been amended through the mutual agreement of Messrs. Dingus and Perry and AZZ, and give AZZ broad discretion to determine the type and magnitude of long-term compensation payable to those executives. Awards of stock appreciation rights under the plan are designed with the intention of both promoting AZZ’s success and retaining the executive or employee by giving value to the executive or employee only when there is a corresponding increase in value to all shareholders. Our committee believes that the stock appreciation rights awarded to our executives during fiscal year 2006 were both fair and reasonable.

Change in Control Agreements.    All of the executives named in the summary compensation table have change in control agreements with AZZ providing for payments to them in the event of a change in the control of our company.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount of compensation that will be deductible by AZZ for federal income tax purposes with respect to compensation paid to the chief executive officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements is not subject to the deduction limit. The compensation committee monitors the impact of the Section 162(m) limit to assess alternatives for avoiding any loss of tax deductions. There was no such loss during fiscal 2006.

The committee believes that the relative amounts of CEO compensation and compensation paid to our other executives demonstrates internal pay equity and is reasonable and consistent with internal compensation differences in our peer group and reference labor market.

The compensation committee and the full board believe that attracting, retaining and motivating our employees, and particularly our senior management, are essential to the company’s performance. We will continue to administer and develop our compensation programs in a manner that we expect to advance shareholders’ interests and that engender shareholder support.

Compensation Committee:

Dr. H. Kirk Downey, Chairman

Kevern R. Joyce

Daniel E. Berce

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended February 28, 2006, the compensation committee was composed of Directors Downey (chairman), Joyce and Berce, none of whom is an employee of AZZ. No member of the committee served on the board of directors of any other company that either employs an executive who is a director of our company or includes on its board of directors another member of our board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the fiscal year ended February 28, 2006, we did not enter into any transactions with any of our officers, directors or shareholders owning 5% or more of our common stock in which the amount involved exceeded $60,000. In addition, we are not currently planning to enter into any such transaction or series of similar transactions.

AUDIT COMMITTEE REPORT

The audit committee is composed of Directors Feehan (chairman), Schumacher, Berce and Johnson. The board has determined that all members are independent as that term is defined in The New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 and that all members qualify as an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002.

The audit committee has sole authority for the appointment and replacement of the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the audit committee. The audit committee reviews with the auditors the plan and scope of the annual audit. It reviews with management and the independent auditor the annual audited financial statements and recommends to the board whether they should be included in AZZ’s annual report. It similarly reviews quarterly financial reports and all earnings press releases. The audit committee also has general oversight of AZZ’s accounting, financial reporting and internal audit function. Management is responsible for the preparation, presentation and integrity of AZZ’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, commonly referred to as “GAAS”.

The audit committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and Ernst & Young. The audit committee serves an oversight role, providing advice, counsel and direction to management and Ernst & Young on the basis of information it receives, discussions with management and Ernst & Young, and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee operates under a written charter, which was adopted in revised form by the board of directors on April 2, 2003. A copy of the full text of the charter is available on AZZ’s website at www.azz.com. The audit committee reviews and assesses the adequacy of its charter on an annual basis.

The audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with Ernst & Young the matters, if any, required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, ALU § 380), as amended; and

•	received the written disclosures from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as amended.

Based on the review and discussions referred to in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AZZ’s Annual Report on Form 10-K for its fiscal year ended February 28, 2006.

Audit Committee:

Daniel R. Feehan, Chairman

R.J. Schumacher

Robert H. Johnson

Daniel E. Berce

Notwithstanding anything to the contrary set forth in any of AZZ’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the compensation committee report, the audit committee report, and the performance graph on page 17 shall not be incorporated by reference into any such filings.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates the five-year cumulative total return on investments in AZZ incorporated, the CRSP Index for NYSE Stock Market (U.S. Companies) and the CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies). These indices are prepared by the Center for Research in Security Prices of The University of Chicago Graduate School of Business. AZZ is listed on The New York Stock Exchange and is engaged in two industry segments. The shareholder return shown below is not necessarily indicative of future performance. Total return, as shown, assumes $100 invested on February 28, 2001, in shares of AZZ common stock and each index, all with cash dividends reinvested. The calculations exclude trading commissions and taxes.

Comparison of Five Year-Cumulative Total Returns

Value of $100 Invested on February 28, 2001

For Fiscal Year Ended on the Last Day of February

OTHER BUSINESS

We do not plan to act on any matters at the meeting other than those described in this proxy statement. If any other business should properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditor Fees

The following table presents fees incurred for professional services rendered by Ernst & Young LLP, our independent auditors, for fiscal years ended February 28, 2006 and February 28, 2005. All services listed below were pre-approved by the Audit Committee.

	February 28, 2006	February 28, 2005
Audit Fees(1)	$466,000	$159,000
Audit-Related Fees	-0-	35,000
Tax Fees(2)	101,000	122,500

Total Fees	$567,000	$316,500

(1)	Includes fees for services related to the annual audit of the consolidated financial statements, required statutory audits, and reviews of our quarterly reports on Form 10-Q. Includes fees for services related to assistance with Section 404 internal control reporting requirements.
(2)	Includes fees for services related to tax compliance, tax advice and tax planning.

Pre-approval of Nonaudit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services where the fees for the engagement do not exceed $25,000, provided that the chairman reports any decisions to the committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

To be included in the proxy statement relating to the 2007 Annual Meeting of Shareholders, shareholder proposals must be received by our secretary no later than 5:00 p.m., local time, February 1, 2007.

In order to bring a matter before the 2007 Annual Meeting of Shareholders that is not contained in the proxy statement, including the nomination of an individual for election as a director, a shareholder must comply with the advance notice provisions of our by-laws. Our by-laws require that we receive notice of the matter no earlier than April 27, 2007, and no later than May 22, 2007. You may contact our secretary to find out what specific information regarding the matter must be included with the advance notice.

PROXY SOLICITATION

We will pay all costs associated with the solicitation, which we expect to be $5,000 or less, and all mailing and delivery expenses. In addition to solicitations by mail, our officers and employees may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable out-of-pocket and clerical expenses.

VOTING SECURITIES

Shareholders of record on May 15, 2006 will be entitled to vote at the meeting. On that date, 5,780,786 shares of our common stock were outstanding and entitled to vote at the meeting. Each share of common stock entitles the holder to one vote on each matter voted on at the meeting. An abstention will not be counted as voting for a matter, and, therefore, will have the same effect as a vote against the matter. Votes withheld, including broker non-votes, will not be counted as a vote either for or against the matter.

QUORUM

Shareholders representing a majority of the shares of our common stock outstanding as of May 15, 2006 must be present at the Annual Meeting in order to conduct business at the meeting.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by completing and returning the enclosed proxy card.

Dana L. Perry

Corporate Secretary

June 2, 2006

2006 Annual Meeting of Shareholders

10:00 a.m., July 11, 2006

City Club, D.R. Horton Tower

President’s Room

301 Commerce Street

Fort Worth, Texas

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

AZZ Incorporated

This Proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held on July 11, 2006

The undersigned, having received the Notice and accompanying Proxy Statement and revoking all prior proxies, hereby appoints H. Kirk Downey and David H. Dingus and each of them with full power of substitution in each, proxies to vote at the Annual Meeting of Shareholders to be held on July 11, 2006, at 10:00 a.m. in Fort Worth, Texas, or at any adjournment thereof, all shares of AZZ Incorporated which the undersigned may be entitled to vote. Said proxies are authorized to vote as directed below. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

A Election of Directors 1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01- David H. Dingus	☐	☐

02- Dana L. Perry	☐	☐

03- Daniel E. Berce	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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